Exhibit 10.16
DESCRIPTION OF ELEMENTS OF COMPENSATION OF
EXECUTIVE OFFICERS
For the fiscal year ended March 31, 2009 (“fiscal 2009”), Dr. Nathan Zommer, the Chairman of the Board, Chief Executive Officer and President of IXYS Corporation (the “Company”), was paid salary at an annual rate equal to $566,000, until a 10% salary reduction was introduced for certain employees. Since then, he has been paid salary at an annual rate equal to $509,400.
For fiscal 2009, Uzi Sasson, the Chief Operating Officer, Chief Financial Officer and Vice President of the Company was paid salary at the annual rate equal to $330,000, until a 10% salary reduction was introduced for certain employees. Since then, he has been paid salary at an annual rate equal to $297,000.
For fiscal 2009, Dr. Zommer was paid a cash performance bonus of $100,000 and Mr. Sasson was paid a cash performance bonus of $50,000.
The Compensation Committee of the Board of Directors of the Company has not yet set the potential bonus payment levels or the performance objectives for fiscal 2010 cash performance bonuses for either Dr. Zommer or Mr. Sasson.
Peter Ingram, President of European Operations, was paid a salary at an annual rate equal to €180,338 during fiscal 2009, which remains his current annual rate of salary. He does not have a bonus program.